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Sensata Technologies Holding N.V. Announces Pricing of $750 Million of Senior Notes

ALMELO, Netherlands, November 12, 2015 -- Sensata Technologies Holding N.V. (NYSE: ST) ("Sensata") today announced that its newly formed indirect wholly-owned subsidiary, Sensata Technologies UK Financing Co. plc (the "Issuer"), priced $750 million in aggregate principal amount of 6.250% senior notes due 2026 (the "Notes") in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Notes were priced at par. The closing of the offering is expected to occur on November 27, 2015, subject to customary closing conditions.

The Notes will be guaranteed on a senior unsecured basis by Sensata Technologies B.V., the Issuer’s direct parent (“STBV”), and by STBV’s existing and future wholly-owned subsidiaries (other than the Issuer) that guarantee the obligations of STBV under its senior secured credit facilities and outstanding series of existing notes. The Notes and the guarantees will be the Issuer's and the guarantors' senior unsecured obligations and will rank equally in right of payment to all existing and future senior indebtedness of the Issuer or the guarantors, respectively, including STBV’s senior secured credit facilities and outstanding series of existing notes. The Notes and the guarantees will be senior to all of the Issuer's and the guarantors' future indebtedness that is expressly subordinated to the Notes and the guarantees. The Notes and the guarantees will be effectively junior to the Issuer's and the guarantors' existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including indebtedness under STBV’s senior secured credit facilities, and will be structurally subordinated to all of the existing and future obligations of any of STBV’s subsidiaries (other than the issuer) that do not guarantee the Notes.

Sensata intends to use the net proceeds from the offering of the Notes, together with approximately $250 million of revolving borrowings under STBV’s senior secured credit facilities and cash on hand, to finance the previously announced acquisition of the sensing portfolio of Custom Sensors & Technologies, Inc., and related sales, manufacturing and engineering sites in the United States, United Kingdom, Germany, France, China and Mexico (the “CST Acquisition”), and to pay related transaction fees and expenses. The Notes will be subject to a special mandatory redemption if the CST Acquisition is not consummated.

The Notes and the related guarantees will be offered only to "qualified institutional buyers" in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V., a global industrial technology company, engages in the development, manufacture, and sale of sensors and controls. Sensata produces sensors and controls for applications such as thermal circuit breakers in aircraft, pressure sensors in automotive systems, and bimetal current and temperature control devices in electric motors.

Safe Harbor Statement

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward- looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the consummation of the offering by the Issuer and the use of proceeds, including the consummation of the CST Acquisition. Detailed information about some of the other known risks is included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other reports filed with the Securities and Exchange Commission. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events, or otherwise.